Exhibit 99.1

Nutrastar Announces Second Quarter 2011

Financial Results

Continued Strong Demand for Core Product; Significant Increase in Beverage Sales and Distribution

Financial Highlights for the Three Months Ended June 30, 2011:

  Revenues increased 40.8% to $7.68 million
  Gross profit increased 30.1% to $5.95 million, a gross margin of 77.4%
  Net income rose 14.2% to $3.90 million, representing a net margin of 50.8%
  Basic earnings per share (“EPS”) was $0.26; Diluted EPS was $0.24

Financial Highlights for the Six Months Ended June 30, 2011:

  Revenues increased 31.8% to $13.48 million
  Gross profit increased 25.3% to $10.37 million, a gross margin of 77.0%
  Net income rose 12.6% to $6.91 million, representing a net margin of 51.3%
  Basic EPS was $0.46; Diluted EPS was $0.42

Harbin, China, August 12, 2011-- Nutrastar International Inc. (OTCBB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded Traditional Chinese Medicine ("TCM") consumer products, today announced record financial results for the three and six months ended June 30, 2011.

Ms. Lianyun Han, CEO of Nutrastar, commented, “We are pleased to report another successful quarter for Nutrastar and its shareholders, characterized by marked increases in both top and bottom line growth and continued expansion of our functional health beverage product line. Revenue recorded increased roughly 40% compared to the same 2010 period, indicative of strong and steady consumer demand for our core product, commercially cultivated Cordyceps Militaris, and growing demand for our beverages. Launched late last year, beverage sales increased significantly, approximately 390%, reaching $1.13 million for the second quarter of 2011, as compared to $0.23 million recorded in the first quarter of 2011. Net income rose 14.2% in the second quarter when compared to the same period of 2010. Overall gross margin for the second quarter was 77.4% .”

“On the sales and distribution front, we’ve made significant yet conservative strides in broadening our channels and expanding our presence in the consumer market. In June, we opened our second specialty product store in a highly populated district of Harbin, further increasing our brand awareness and product availability in that area. In May, we ramped up our beverage distribution in Anhui Province with the signing of a new major distributor, adding over 400 points-of-sale to our distribution network. We are currently in negotiations with additional distributors and anticipate signing with some of these distributors in the future to more effectively and strategically pursue our expansion initiatives. We are preparing to increase our marketing efforts to bring more attention and interest to our functional health drink product line, which will require some capital currently on the balance sheet. As for new products, our recently released entry-level drink “Yang Yang Ba” has seen healthy sales volume since its introduction into the market and we are eager to bring our new exciting, unique Cordyceps-infused alcohol product to the market in the near future.”

“Looking ahead into the remainder of 2011, we expect to continue to steadily execute on our focused strategies of growing organically and diversifying our consumer product offerings. Within these initiatives, we’ll remain active in further broadening our sales and distribution network and increasing our production capacity in order to better meet the demand of the current consumer market. Currently, we are on track to bring online 3 additional buildings located on our production facility grounds by the end of the year, resulting in a 20% increase in annual capacity for our core product, reaching approximately 87 tons going into 2012. Lastly, based on the current forecast we are comfortable with the revenue guidance given at the beginning of the year,” concluded Ms. Han.

Financial Results for Three Months and Six Months Ended June 30, 2011:

Revenue

Revenue generated from sales of Nutrastar products for the three months ended June 30, 2011 was $7.68 million, an increase of $2.23 million or 40.8% from $5.46 million for the same period in 2010. Revenue generated from sales of Nutrastar products for the six months ended June 30, 2011 was $13.48 million, an increase of $3.25 million or 31.8% from $10.23 million for the same period in 2010. This increase was mainly attributable to continued demand for our core product, commercially cultivated Cordyceps Militaris, and increased sales of our functional health beverage products, which were launched in the fourth quarter of 2010.

Revenue by Business Segment

The Company’s revenue is categorized into three segments based on our product portfolio. In the three months ended June 30, 2011, revenue from our commercially cultivated Cordyceps Militaris was $6.07 million, representing 79.0% of total revenue; revenue from our organic and specialty food products was $0.48 million, representing 6.3% of total revenue; and revenue from our newly introduced functional health beverage product line was $1.13 million, representing 14.7% of total revenue. In the six months ended June 30, 2011, revenue from our commercially cultivated Cordyceps Militaris was $11.15 million, comprising 82.7% of total revenue; revenue from our organic and specialty food products was $0.97 million, comprising 7.2% of total revenue; and revenue from our newly introduced functional health beverage product line was $1.36 million, comprising 10.1% of total revenue. The functional health beverage product line was introduced in mid-November 2010 and has been rolled out in select cities in Jiangsu and Anhui.

Gross Profit

For the three months ended June 30, 2011, overall gross profit was $5.95 million, an increase of $1.38 million or 30.1% from $4.57 million during the same period in 2010. Gross margin was 77.4% for the three months ended June 30, 2011, a decrease of 7.5% from 83.7% in 2010. Overall gross profit was $10.37 million for the six months ended June 30, 2011, an increase of $2.09 million or 25.3% from $8.28 million during the same period in 2010. Gross margin was 77.0% for the six months ended June 30, 2011, a decrease of 4.9% from 81.0% in 2010. The decrease was mainly due to a change in product mix and the inclusion of our functional health beverages, which were not offered in the same period of 2010. Our functional health beverage products have a lower gross margin than our commercially cultivated Cordyceps Militaris.

Cost of Goods Sold

Cost of goods sold, comprising costs related to raw materials, labor and overhead, was $1.74 million for the three months ended June 30, 2011, an increase of $0.85 million, or 95.5% from $0.89 million in the prior period of 2010. Cost of goods sold for the six months ended June 30, 2011 was $3.11 million, an increase of $1.16 million or 59.7% from $1.95 million recorded in the same period of 2010. This increase was mainly a result of an increase in sales for our core product, commercially cultivated Cordyceps Militaris, and an increase in production costs associated with our functional health beverages product line, which did not exist in the same period of 2010. As a percentage of revenues, the cost of goods sold increased to 22.6% in the three months ended June 30, 2011 from 16.3% in the same period of 2010. In the six months ended June 30, 2011, cost of goods as a percentage of revenues increased to 23.0% from 19.0% in the comparable 2010 period.

Income before Income Tax

Income before income tax increased $1.26 million, or 32.1% to $5.20 million during the three months ended June 30, 2011 from $3.94 million during the same period in 2010. As a percentage of revenues, income before income tax decreased to 67.7% during the three months ended June 30, 2011 from 72.2% during the same period in 2010. For the six months ended June 30, 2011, income before income tax increased $2.07 million, or 29.2%, to $9.15 million from $7.08 million incurred in the comparable 2010 period. Income before income tax as a percentage of revenues decreased to 67.9% in the six months ended June 30, 2011 from 69.2% recorded in the same six month 2010 period. The decrease of income before income tax as a percentage of revenues is mainly attributable to the increase in costs associated with the production of our functional health beverages and an increase in selling and general and administrative expenses, which outpaced the increase in our total revenues during both the three months and six months ended June 30, 2011. The increase in selling expenses was mainly attributable to the selling and marketing expenses incurred in the rollout of our functional health beverages to additional distribution channels and costs associated with opening of the Company’s specialty stores. The increase in general and administrative expenses was mainly due to increased remuneration to our management and service providers.

Net Income

Net income increased by $0.49 million, or 14.2% to $3.90 million for the three months ended June 30, 2011 from $3.42 million for the same period of 2010. For the six months ended June 30, 2011, net income increased by $0.77 million, or 12.6% to $6.91 million from $6.14 million for the same period of 2010.

Earnings Per Share

Basic and diluted EPS for the three months ended June 30, 2011 was $0.26 and $0.24, based on 14.79 million and 16.39 million shares outstanding, respectively, an increase of $0.14 or 116.7% in basic EPS and $0.12 or 100% in diluted EPS from the same period in 2010 when there were approximately 14.33 million basic and 14.34 million diluted shares outstanding. For the six months ended June 30, 2011, basic and diluted EPS was $0.46 and $0.42, based on 14.64 million and 16.31 million shares outstanding, respectively, an increase of $0.15 or 48.4% in basic EPS and $0.12 or 40% in diluted EPS from the comparable 2010 period when there were roughly 14.32 million and 14.45 million shares outstanding.

Financial Position

As of June 30, 2011, the Company had cash and cash equivalents totaling $45.82 million, total assets of approximately $63.66 million, working capital of $45.84 million and stockholders' equity of $60.20 million. The Company generated $6.0 million in net cash from operating activities for the six months ended June 30, 2011.

Outlook

For the year ending December 31, 2011, based on management’s current expectations, the Company maintains its revenue guidance given at the beginning of the year.

Conference Call

Nutrastar will host a conference call at 8:30 a.m. ET today, Friday, August 12, 2011, to discuss the Company's second quarter 2011 financial results. Ms. Lianyun Han, Chief Executive Officer, and Mr. Robert Tick, Chief Financial Officer, will be hosting the call.

Investors are invited to participate on the live call by dialing +1 (877) 407-9039 for domestic investors. International investors can dial +1 (201) 689-8470. For investors that would like to listen to the webcast, please visit log on to http://viavid.net/dce.aspx?sid=00008B17 approximately 5 minutes before the start of the call. Please reference event ID: 376963.

If you are unable to participate in the call at this time, a replay of the call will be available for two weeks following the call starting at 11:30 a.m. ET today, August 12, 2011 and ending at 11:59 p.m. ET on August 26, 2011. To list to the replay, domestic investors can dial +1 (877) 870-5176 and International investors can dial +1 (858) 384-5517. The pass code for the replay is: 376963.

For more information regarding Nutrastar’s financial performance during the three months ended June 30, 2011, please refer to the Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission today, August 12, 2011.

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded TCM consumer products including commercially cultivated Chinese Golden Grass ("Cordyceps Militaris") and functional health beverages. Cordyceps Militaris is one of the most highly regarded herbal nutrients in TCM. The Company is headquartered in Harbin, capital of Heilongjiang Province, with 321 employees, 21 in R&D, and 140 in sales and marketing. The products of Nutrastar are sold throughout China via a direct and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com/ or e-mail: ir@nutrastarintl.com

Make sure you are first to receive timely up-to-date information on Nutrastar. Sign up for Nutrastar's email news alert system today at: http://www.nutrastarintl.com/alerts

Safe Harbor Statement

This news release contains "forward-looking statements" relating to the business of Nutrastar and its affiliate companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminologies such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Robert Tick, CFO
Nutrastar International Inc.
Email: roberttick@nutrastarintl.com

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$45,816,884	$40,758,848
Restricted cash	100,260	193,075
Accounts receivable	241,953	261,223
Inventories	2,050,481	867,761
Prepayments and other receivables	1,109,743	289,502
Total current assets	49,319,321	42,370,409
OTHER ASSETS
Intangible assets, net	2,203,091	2,379,435
Property, plant and equipment, net	12,139,157	10,248,989

Total assets	$63,661,569	$54,998,833

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$14,757	$125,843
Other payables and accruals	807,026	746,643
Taxes payable	1,899,120	696,519
Due to related parties	52,537	51,339
Preferred stock dividend payable	322,595	181,181
Warrant liabilities	369,148	1,198,273
Total current liabilities	3,465,183	2,999,798

Total liabilities	3,465,183	2,999,798

COMMITMENTS AND CONTINGENCIES (Note 18)

STOCKHOLDERS' EQUITY

Preferred Stock, $0.001 par value, (1,000,000 shares authorized, 151,037 shares and 197,706 shares issued and outstanding, respectively; aggregate liquidation preference amount: $4,229,036 and $5,535,768, plus accrued but unpaid dividend of $322,595 and $181,181, at June 30, 2011 and December 31, 2010, respectively	3,444,573	4,508,914
Common stock, $0.001 par value, 190,000,000 shares authorized, 14,893,061and 14,332,731 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	14,894	14,333
Additional paid-in capital	16,866,597	15,541,207
Statutory reserves	1,351,744	1,348,071
Retained earnings	35,032,233	28,326,896
Accumulated other comprehensive income	3,486,345	2,259,614
Total stockholders' equity	60,196,386	51,999,035

Total liabilities and stockholders' equity	$63,661,569	$54,998,833

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
NET REVENUE	$7,683,291	$5,458,152	$13,479,533	$10,226,547
Cost of goods sold	(1,736,616)	(888,415)	(3,106,416)	(1,944,930)
Gross profit	5,946,675	4,569,737	10,373,117	8,281,617
Selling expenses	(463,938)	(233,310)	(873,811)	(405,028)
General and administrative expenses	(814,091)	(547,331)	(1,335,417)	(977,117)
Income from operations	4,668,646	3,789,096	8,163,889	6,899,472
Other income (expenses):
Interest income	66,766	33,719	106,595	66,796
Foreign exchange differences	28,864	(15,698)	51,785	(15,269)
Change in fair value of warrants	436,934	131,088	829,125	131,088
Total other income	532,564	149,109	987,505	182,615
Income before income taxes	5,201,210	3,938,205	9,151,394	7,082,087
Provision for income taxes	(1,299,593)	(522,564)	(2,242,006)	(945,384)
Net income	3,901,617	3,415,641	6,909,388	6,136,703
Other comprehensive income:
Foreign currency translation adjustments	714,722	169,229	1,226,731	178,087

Comprehensive income	$4,616,339	$3,584,870	$8,136,119	$6,314,790

Earnings per share:
Basic	$0.26	$0.12	$0.46	$0.31
Diluted	$0.24	$0.12	$0.42	$0.30

Weighted average number of shares outstanding:
Basic	14,793,775	14,332,731	14,639,464	14,322,786
Diluted	16,394,902	14,342,168	16,309,911	14,445,374

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Six Months Ended
	June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,909,388	$6,136,703
Adjustments to reconcile net income to cash provided by operating activities:
Change in fair value of warrants	(829,125)	(131,088)
IR warrants and consultant restricted stock expense	41,526	-
Depreciation and amortization	546,552	506,125
Share-based compensation expense	181,571	105,875
(Increase) decrease in assets:
Accounts receivable	25,099	(62,578)
Prepayments and other receivables	(828,948)	41,662
Inventories	(1,150,108)	(84,617)
Increase (decrease) in liabilities:
Accounts payable	(112,813)	54,073
Other payables and accruals	44,378	(75,431)
Taxes payable	1,173,734	(80,193)
Net cash provided by operating activities	6,001,254	6,410,531

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,950,448)	(8,246)
Net cash used in investing activities	(1,950,448)	(8,246)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement	-	5,483,919
Decrease (increase) in restricted cash	92,815	(350,000)
Advance from related party	-	436,047
Net cash provided by financing activities	92,815	5,569,966

Foreign currency translation adjustment	914,415	174,315

INCREASE IN CASH AND CASH EQUIVALENTS	5,058,036	12,146,566
CASH AND CASH EQUIVALENTS, at the beginning of the period	40,758,848	20,115,677

CASH AND CASH EQUIVALENTS, at the end of the period	$45,816,884	$32,262,243

NON-CASH TRANSACTIONS
Preferred stock and dividend converted into common stock	$1,123,305	$-
Preferred stock dividend payable	322,595	181,181
Share-based payment – IR warrants and consultant restricted stock	41,526	-
Share-based payments to officers and directors under equity incentive plan	181,571	105,875

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for income taxes	$1,167,463	$980,764